Exhibit 10.6
Del Monte Foods Company
Annual Salary Adjustment for Certain Executive Officers
as Approved by the Compensation Committee of the Board of Directors
of Del Monte Foods Company on September 29, 2005

	ANNUAL SALARY
	Effective September 1, 2005

		Cash
	Base	Perquisite	Total
Name	Salary (1)	Allowance (2)	Annual Salary

David L. Meyers	$468,000	$36,000	$504,000

Nils Lommerin	$442,000	$36,000	$478,000

Todd R. Lachman	$442,000	$36,000	$478,000

Timothy A. Cole	$375,000	$36,000	$411,000

Donald J. Binotto	$335,000	$36,000	$371,000

(1)  Base Salary reflects the amount of compensation the Company considers eligible salary for purposes of its Annual Incentive Plan or similar plans, which does not include an executive’s annual cash perquisite allowance.
(2)  No adjustments were made to these executive cash perquisite allowances on September 29, 2005.